Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Blue Coat Systems, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-151810 on Form S-8 of Blue Coat Systems, Inc. of our reports dated March 3, 2008, with respect to the consolidated balance sheets of Packeteer, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Packeteer, Inc., incorporated by reference in this Current Report on Form 8-K/A of Blue Coat Systems, Inc.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2007, Packeteer, Inc. adopted the provisions of the Financial Accounting Standards Board’s Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. Also discussed in Note 1, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. In addition, in 2006 the Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

(Signed) KPMG LLP

Mountain View, California

August 15, 2008